Exhibit 5(a)
November 20, 2007

Solutia Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760

Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Solutia Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance by the Company of (a) rights (the “Rights”) to purchase new common stock, par value $0.01 per share, of the Company (the “New Common Stock”) pursuant to two rights offerings (the “Rights Offerings”) to certain general unsecured creditors, noteholders and stockholders of record on the record dates for the respective Rights Offering and (b) shares of New Common Stock issuable upon exercise of the Rights, in each case as contemplated by Solutia Inc.’s Fifth Amended Joint Plan of Reorganization (the “Plan”) dated October 19, 2007 and the Registration Statement on Form S-1 to which this opinion has been filed as an exhibit (the “Registration Statement”).

We have examined the Registration Statement. We have also examined such records, documents and questions of law, and satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions set forth below.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have further assumed that (a) the Registration Statement, and any amendments thereto, will have become effective under the Securities Act of 1933, as amended, (the “Securities Act”); (b) the resolutions authorizing the Company to issue, offer and sell the Rights, and the New Common Stock (collectively, the “Securities”) as adopted by the Company’s Board of Directors (or a duly authorized committee or committees thereof, if applicable) will be in full force and effect at all times at which the Securities are offered or sold by the Company; (c) all Securities will be issued in compliance with applicable federal and state securities laws; and (d) the Plan has become effective.

November 20, 2007

Based on the foregoing and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. Each share of New Common Stock will be duly authorized, legally issued, fully paid and non-assessable, when (i) the Board of Directors of the Company shall have adopted resolutions authorizing the issuance of the Shares in accordance with the Plan, (ii) the Plan filed with the United States Bankruptcy Court for the Southern District of New York has become effective, and (iii) such Share has been duly issued in accordance with the provisions of the Plan.

In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the Company, and we have not independently checked or verified the accuracy of the statements contained therein. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware.

The advice set forth herein assumes that the form of certificate of incorporation filed as Exhibit 3(a) to the Registration Statement has been filed with the Secretary of State of the State of Delaware.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules promulgated by the SEC.

Very truly yours,

/s/ KIRKLAND & ELLIS LLP